UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  December 1, 2015
PERFORMANCE SPORTS GROUP LTD.
(Exact Name of Registrant as Specified in Charter)
British Columbia, Canada (State or Other Jurisdiction of Incorporation)	001-36506 (Commission File Number)	N/A (I.R.S. Employer Identification No.)

100 Domain Drive Exeter, NH (Address of Principal Executive Offices)		03833-4801 (Zip Code)

Registrant’s telephone number, including area code:  (603) 610-5802
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Performance Sports Group Ltd. (the “Company”) announced today that it has appointed Mark Vendetti, 54, as Executive Vice President and Chief Financial Officer (“CFO”), effective December 14, 2015.
Mr. Vendetti will take over CFO responsibilities from Amir Rosenthal, who was named President, PSG Brands, in May 2015.

From March 2013 until immediately prior to joining the Company, Mr. Vendetti served as the CFO of Francesca’s Holdings Corporation, a women’s specialty retailer with over 600 locations and fiscal 2014 revenue of $374 million.  Prior to his role with Francesca’s Holdings Corporation, Mr. Vendetti held the position of Vice President, Finance, for Abercrombie & Fitch from 2009 to 2013 and served as Senior Vice President for XM Satellite Radio Inc. from 2005 to 2008.  Mr. Vendetti began his career with General Electric and held numerous positions of increasing responsibility with The Proctor & Gamble Corporation from 1989 to 2001 before joining the Sears Credit Division and Citigroup Inc., where he held the position of Vice President, Finance, Credit Card Products.  Mr. Vendetti graduated with a Bachelor of Arts degree in Mathematics from Amherst College and with a Masters of Business Administration from the Harvard Graduate School of Business Administration.
On November 24, 2015, the Company entered into an employment agreement with Mr. Vendetti (the “Employment Agreement”), pursuant to which and Mr. Vendetti shall serve as CFO of the Company until terminated by either party in accordance with the terms of the Employment Agreement.  Mr. Vendetti is entitled to receive a base salary at an annual rate of $410,000 and will be eligible to receive an annual bonus for each completed fiscal year of employment, beginning with the Company’s 2016 fiscal year.  The annual bonus will be based upon achievement of annual performance goals for Mr. Vendetti and/or the Company.  Mr. Vendetti’s target annual bonus opportunity is 65% of base salary.  His fiscal year 2016 annual bonus, if any, will be prorated based on his mid-year start date.
Mr. Vendetti is also entitled to receive a one-time, cash signing bonus of $25,000 as well as reimbursement for certain relocation benefits, subject to certain clawback provisions upon an early termination, as set forth in the Employment Agreement.
The Employment Agreement provides that Mr. Vendetti will receive an initial grant of 30,000 restricted stock units and a time-vested stock option to purchase 90,000 common shares of the Company, in each case pursuant to the terms and conditions of the Company’s Omnibus Equity Incentive Plan and the Company’s standard forms of award agreement.
Upon any termination of employment, Mr. Vendetti will be entitled to receive any base salary, unreimbursed business expenses, and any paid time-off, in each case that was accrued, but unpaid, through the date of termination, as well as any unpaid annual bonus for the immediately preceding completed fiscal year, if any (collectively, the “Accrued Benefits”).  Upon a termination due to Mr. Vendetti’s death or “disability” (as defined in the Employment Agreement), he will also be entitled to receive a prorated annual bonus for the fiscal year of termination.
If the Company terminates Mr. Vendetti’s employment without “cause” or if Mr. Vendetti terminates his employment with “good reason,” Mr. Vendetti will be entitled to the following severance benefits in addition to the Accrued Benefits, in each case subject to his timely execution of an irrevocable general release of claims against the Company and related parties:
—	Twelve months of continued base salary;
—	COBRA participation at the active-employee rate;
—	An annual bonus for the fiscal year of termination, if any, based on actual performance against the established performance goals for the full year; and
—	A prorated annual bonus for the portion of the 12-month severance period following the end of the fiscal year of termination based on actual Company performance for such fiscal year.

Mr. Vendetti’s severance benefits under the Employment Agreement are in all events subject to his continued compliance with the restrictive covenants in the agreement that survive a termination of employment, including a covenant not to disclose the Company’s confidential information, a 12-month covenant not to compete, and a 12-month covenant not to solicit employees or customers of the Company.
In the event that Mr. Vendetti becomes subject to the additional excise tax on “golden parachute payments” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, payments and benefits to him will be reduced to the maximum amount that would not subject them to such additional tax, unless payment of the full amount would leave Mr. Vendetti in a better after-tax position than if such amounts had been so reduced.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.
On December 1, 2015, the Company issued a press release announcing the appointment of Mr. Vendetti as CFO.  The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01                          Financial Statements and Exhibits.
(d)            Exhibits
Exhibit No.	Description
99.1	Press Release dated December 1, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  December 1, 2015
PERFORMANCE SPORTS GROUP LTD.

By:	/s/ Michael J. Wall
	Name:	Michael J. Wall
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index
Exhibit No.	Description
99.1	Press Release dated December 1, 2015